Exhibit 10.6

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (including any amendments hereto as are in effect from time to time, this “Agreement”) by and between Larry R. Ellis (“Executive”) and DHB Industries, Inc., a Delaware corporation (alone or together with all divisions, subsidiaries and groups, the “Company”), has been executed by Executive and the Company on March 29, 2007 (the “Effective Date”).

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Agreement to Employ. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, pursuant to the terms and conditions set forth in this Agreement. Executive represents and agrees that: (i) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in a breach by him of any agreement to which he is a party or by which he may be bound, (ii) he has not violated, and in connection with his employment by the Company will not violate, any non-solicitation or similar covenant to which he is or may be bound, and (iii) in connection with his employment by the Company, he will not use any confidential or proprietary information he may have obtained in connection with his employment by any previous employer.

2. Term. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and terminating on the fourth anniversary of the Effective Date, unless earlier terminated as provided in Section 8, provided that such initial term shall be extended automatically for successive one-year periods unless the Company shall have provided notice to Executive, not less than 60 days prior to the expiration of the initial term or any such extension term, of its intention not to extend the Employment Period, as defined below. The period during which Executive is employed pursuant to this Agreement shall be referred to herein as the “Employment Period.”

3. Employment Duties.

3.1 Title and Duties. During the Employment Period, Executive shall be employed as President and Chief Executive Officer (“CEO”) of DHB Industries, Inc. and may also be assigned or assume similar positions or other positions with subsidiaries and affiliates of DHB Industries, Inc. Executive shall devote substantially all of his working time and efforts to the performance of his duties under this Agreement, provided that Executive may also: (i) continue to serve on the two corporate boards on which he currently serves; (ii) serve on civic boards or committees; (iii) deliver lectures or presentations to professional and similar organizations and/or participate in continuing education activities; and (iv) manage his or his family’s personal investments, in each case so long as such activities do not substantially interfere with the performance of Executive’s responsibilities under this Agreement and do not conflict with any Company rule or policy or present a conflict of interest with the Company. Executive may serve on any other corporate board only after obtaining the prior written consent of the Company’s Board of Directors (the “Board”). Executive’s duties and responsibilities shall include those that customarily have been performed by the president and CEO of the Company and such other duties and responsibilities consistent with Executive’s titles as the Board of Directors shall specify from time to time.

3.2 Location/Travel. In performing his duties hereunder, Executive shall be available for reasonable travel, as the needs of the business of the Company may require. It is expected that Executive shall be based and shall perform his duties primarily at the Company’s Pompano Beach, Florida facility.

3.3 Reporting. In carrying out his duties hereunder, Executive shall report to the Board.

4. Compensation/Benefits. In consideration of Executive’s services hereunder, the Company shall provide Executive the following:

4.1 Base Salary. During the Employment Period, Executive shall receive an annual rate of base salary (“Base Salary”) not less than $650,000, which the Company shall pay at semi-monthly intervals, or otherwise at such intervals (not less frequently than monthly) as are used generally for the Company’s senior executives. The Base Salary shall be reviewed annually by the Company (through its Board or any Compensation Committee thereof) not later than June 30 of each calendar year and may be increased (but not decreased) by such amount as the Board in its sole discretion shall determine.

4.2 Bonus. Executive shall be eligible to be awarded a performance bonus (“Bonus”) of 100% of his Base Salary (the “Bonus”) based on Executive’s achievement during a given fiscal year of the Annual Goals (as hereinafter defined) for that fiscal year. The Board’s Compensation Committee shall determine, in its sole discretion, the extent to which Annual Goals have been achieved and the amount of the Bonus to be awarded to Executive, and may, in the exercise of its sole discretion, award a Bonus greater than or less than 100% of Base Salary. Annual Goals shall be jointly agreed by Executive and the Compensation Committee for each fiscal year during the Employment Period. The Annual Goals for 2007 shall be established not more than 30 days following the Effective Date. The Annual Goals for each subsequent fiscal year during the Employment Period shall be established at the time the Board approves the Company’s budget for that year. Any Bonus awarded to Executive will be paid within two and a half months following the end of the fiscal year to which the Bonus relates.

4.3 Equity-Based Compensation. To induce Executive to enter into this Agreement, the Company shall grant Executive warrants to purchase 900,000 shares of common stock of the Company,. The warrants shall be granted on the Effective Date and have an exercise price equal to the closing price per share of the Company’s common stock on the Effective Date. The warrants will be embodied in a Warrant Award (“Warrant Award”), which will be issued within ten business days after the Effective Date, and will be subject to the Company’s 2005 Omnibus Long-Term Incentive Compensation Plan (the “LTIP Plan”). The Warrant Award shall include, inter alia, the closing price per share of the Company’s common stock on the Effective Date, and provisions that: (i) ten percent (10%) of the warrants shall vest on the Effective Date, and 30% of the balance of the warrants shall vest on each of the first, second, and third anniversaries of the Effective Date, provided that Executive is employed on that date or has been terminated without Cause (as defined herein) or by reason of a Disability (as defined herein), or has resigned for Good Reason (as defined herein), before any such anniversary date; (ii) notwithstanding the foregoing, in the event of a Change in Control (as defined in the LTIP Plan) all unvested warrants shall vest as follows: (x) if the Company, or any successor to the Company, does not assume, or offer substitute warrants or options in exchange for, the warrants, all unvested warrants shall vest as of the effective date of the Change in Control; or (y) if the Company, or any successor to the Company, assumes, or offers substitute warrants or options in exchange for, the warrants, and Executive is terminated by the Company without Cause or by reason of a Disability (as defined herein), or resigns for Good Reason, within two years of the effective date of the Change in Control, all unvested warrants shall vest as of the last day of the Employment Period; (iii) notwithstanding the foregoing, if Executive dies during the Employment Period, all unvested warrants shall vest as of the date of death; (iv) the warrants will have a term of 10 years from the Effective Date (the Warrant Term”); and (v) the exercise period for vested warrants will be the shorter of the Warrant Term or 90 days from the end of the Employment Period, except that vested warrants shall not be exercisable after a termination for Cause. The Compensation Committee will exercise its discretionary authority under the LTIP Plan to issue the Warrant Award in accordance with this Agreement. In the event of any conflict between the terms of the LTIP Plan, as of the Effective Date, and the terms of the Warrant Award or the terms of this Agreement, the terms of the LTIP Plan, as of the Effective Date, shall take precedence. The Company will reserve for issuance the number of shares of common stock underlying the warrants and, as promptly as practicable once it is in compliance with applicable reporting and other requirements, shall make reasonable efforts to file a registration statement with respect to such shares and to cause such registration statement to remain effective until the end of the term of such warrants.

4.4 Vacation. Executive shall be entitled to 30 days of paid vacation per year during the Employment Period, provided, however, that unused vacation may not be carried over into any subsequent year.

4.5 Expenses. Executive shall be entitled to reimbursement of reasonable business expenses incurred in carrying out his duties for the Company in accordance with Company policies and procedures, including, without limitation, the Company’s documentation requirements. For so long as Executive is required to work for the Company primarily at a location other than the vicinity of his home address in Atlanta, Georgia, Executive shall be paid a monthly stipend in the amount of $5,000.00 per month for temporary housing and automobile expenses at the time comparable stipends are paid to senior executives pursuant to Company policies. The Company shall also reimburse Executive for all reasonable legal fees and expenses incurred in negotiating this Agreement within 30 days after the Effective Date, up to a maximum of $25,000.00, provided that Executive submits appropriate documentation of such expenses.

4.6 Other Benefits. The Company shall provide to Executive such other benefits, including the right to participate in medical, savings, deferred compensation and other benefit plans and arrangements (except for any severance plans or arrangements) as are made generally available to other senior executives of the Company from time to time.

5. Indemnification. To the fullest extent permitted by law, the Company shall indemnify Executive with respect to any actions, proceedings, investigations, or inquiries (collectively, “Actions”) commenced against or relating to Executive in his capacity as an officer, director, executive, agent or fiduciary or former officer, director, executive, agent or fiduciary of the Company, or any affiliate thereof, for which Executive may render service in such capacity, whether by or on behalf of the Company, its shareholders or third parties, including, without limitation, any governmental agency or entity, and the Company shall advance to Executive on a timely basis an amount equal to the reasonable fees and expenses incurred in defending such Actions, after receipt of an itemized request for such advance, and an undertaking from Executive to repay the amount of such advance, with interest at a reasonable rate from the date of the request, as determined by the Company, if it shall ultimately be determined that Executive is not entitled (as a matter of law or by judicial determination) to be indemnified against such expenses. This indemnity shall survive any termination of employment under this Agreement and is in addition to and not in limitation of any other right to indemnification or exoneration to which Executive is entitled at law, or under the governing organizational documents and/or policies of the Company. The Company agrees to use its best efforts to secure and maintain officers’ and directors’ liability insurance, including coverage for Executive.

6. Covenants and Confidential Information.

6.1 Restrictive Covenants. Executive acknowledges the Company’s reliance on and expectation of Executive’s continued commitment to performance of his duties and responsibilities during the Employment Period. In light of such reliance and expectation on the part of the Company, during the applicable period hereafter specified in Section 6.3, Executive shall not, directly or indirectly, do or suffer either of the following:

(a) (1) own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as an Executive, agent, representative, consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, manufacturing, selling or distributing body armor or body armor related products, and other products manufactured, sold or distributed by the Company from time to time, within the United States in direct or indirect competition with the Company or any of its affiliates;

(2) solicit any business or contracts to provide products or services that are similar to, or are competitive with, products or services sold by the Company or its affiliates, from any current customers of the Company or its affiliates, any past customers of the Company or its affiliates (which purchased products or services from the Company or its affiliates during the Employment Period, provided that this restriction does not apply to customers which did not purchase any goods or services from the Company or its affiliates within the two year period preceding the expiration or termination of the Employment Period), or any prospective customers of the Company or its affiliates (i.e., potential customers from which the Company or its affiliates has solicited business at any time during the twelve (12) month period preceding the expiration or termination of the Employment Period), except as necessitated by Executive’s position with the Company and then only in furtherance of the business interests of the Company or its affiliates;

(3) induce or attempt to induce any such customer to alter its business relationship with the Company or its affiliates except as necessitated by Executive’s position with the Company and then only in furtherance of the business interests of the Company or its affiliates;

(4) solicit or induce or attempt to solicit or induce any executive or employee of the Company or its affiliates to leave the employ of the Company or any of its affiliates for any reason whatsoever or hire any person who was an executive or employee of the Company or its affiliates within the twelve (12) month period prior to such hiring; or

(5) directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company or any of its affiliates, or any products or services offered by any of them, nor shall Executive engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of the Company or any if its affiliates, the reputation of any products or services of the Company or any of its affiliates or the marketing of such products or services, provided, however, that such restrictions do not apply to truthful testimony by Executive, or to statements by Executive to any government or regulatory agency.

(b) disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, other than in accordance with Executive’s duties hereunder (and in a manner not in violation or conflict with applicable laws and regulations), any confidential or proprietary information relating to the Company’s or any of its affiliates’ businesses, prospects, finances, operations, pricing, products, research and development or properties or other trade secrets of the Company or any of its affiliates, it being acknowledged and agreed by Executive that all such information regarding the business of the Company or any of its affiliates compiled or obtained by, or furnished to, Executive while Executive shall have been employed by or associated with the Company is confidential and/or proprietary information and the Company’s exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information: (A) is clearly obtainable in the public domain; (B) becomes obtainable in the public domain, other than by reason of the breach by Executive of the terms hereof or breach by another person barred from disclosing such information by a duty of confidentiality to the Company; or (C) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

6.2 Litigation; Cooperation. If the Employment Period ends for any reason other than the death of Executive, Executive agrees that, following the end of the Employment Period, he will provide to the Company and its affiliates truthful and complete cooperation including, but not limited to, Executive’s appearance at interviews and depositions at reasonable times in all regulatory or litigation matters and proceedings relating to the Company and its affiliates, and to provide to the Company’s legal counsel, upon request, all documents and materials in his possession or under his control relating to such matters and proceedings. The Company shall promptly reimburse Executive for all reasonable out-of-pocket expenses, including attorney’s fees and other expenses, incurred by Executive in providing such Company-

requested cooperation. If Executive provides such Company requested cooperation when Executive is eligible to receive an installment of the Severance Payment pursuant to Section 8.6(b) of this Agreement, Executive will not receive any compensation beyond the reimbursement of expenses described above. If Executive provides such Company requested cooperation when Executive is not eligible to receive an installment of the Severance Payment for any reason other than the Company’s termination of Executive for Cause (as defined herein) or Executive’s resignation without Good Reason (as defined herein), Executive shall be paid, in addition to the reimbursement of expenses, a daily “Consulting Fee” at the rate of $2,500 per day, as follows: (i) if Executive spends four or more hours in a day providing Company requested cooperation, he shall be paid $2,500 for that day; (ii) if Executive spends at least one hour and less than four hours in a day providing Company requested cooperation, he shall be paid $1,250 for that half day; and (iii) if Executive spends less than one hour in a day providing Company requested cooperation, Executive shall not be paid a Consulting Fee for that day. Executive shall be paid such Consulting Fees within 30 days after the end of the month in which Executive provides Company requested cooperation.

6.3 Applicable Periods. The applicable periods shall be:

(a) so long as Executive is an Executive of the Company; and

(b) for a period of twenty four (24) months after termination of employment for any reason or the expiration of the Employment Period.

6.4 Injunctive Relief. Executive agrees and understands that the remedy at law for any breach by him of this Section 6 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 6 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 6 which may be pursued or availed of by the Company.

6.5 Acknowledgment by Executive. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment of Executive.

7. Proprietary Rights.

7.1 Copyrights. At all times during the Employment Period, all right, title and interest in all copyrightable material which Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. At all times during the Employment Period, Executive agrees to execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries, and the Company agrees to pay expenses associated with such copyright registration. Works of authorship created by Executive for the Company in performing his responsibilities under this Agreement shall be considered “works made for hire” as defined in the U.S. Copyright Act. In addition, Executive hereby assigns to the Company all proprietary rights, including but not limited to, all patents, copyrights, trade secrets and trademarks Executive might otherwise have, by operation of law or otherwise, in all inventions, discoveries, works, ideas, information, knowledge and data related to Executive’s performance of his duties under this Agreement, or his access to confidential information of the Company, during the Employment Period.

7.2 Know-How and Trade Secret. All know-how and trade secret information conceived or originated by Executive which arises out of the performance of his obligations or responsibilities under this Agreement during the Employment Period or otherwise shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

7.3 Joint Ventures, etc. If, during the Employment Period, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as formally approved by the Board, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the compensation to be paid to Executive as provided in this Agreement.

7.4 Return of Materials. Upon termination of the Employment Period, Executive shall deliver promptly to the Company all records, manuals, books, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations, and customer and prospective customer lists, and copies of all of the foregoing, which are the property of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

8. Termination.

8.1 Death or Disability. This Agreement shall terminate automatically upon Executive’s death or upon a determination by the Board of Directors to terminate Executive’s employment as a result of his Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that prevents or can be reasonably expected to prevent the performance by Executive of his duties hereunder for a continuous period of 90 days, or that prevents the performance by Executive of his duties hereunder for more than a total of 120 days, in any 12-month period. Any determination of Disability shall be supported by the report of an independent physician reasonably acceptable to the Company and Executive (or his representative), taking into account competent medical evidence, and otherwise shall be in accordance with the Americans with Disabilities Act and other applicable laws.

8.2 Termination by the Company. The Company may terminate Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean Executive’s: (i) engaging in fraudulent or dishonest conduct (as determined by a finding, order, judgment or decree in any court, arbitration forum or administrative agency of competent jurisdiction, in any action or proceeding whether civil, criminal, administrative, arbitral or investigative) that the Board reasonably determines has or would have a material adverse impact on the Company, its affiliates or their respective businesses; (ii) conviction of, or entering a plea of nolo contendere to, a felony criminal offense or comparable level of crime in any jurisdiction that uses a different nomenclature; (iii) willful refusal to perform his material employment-related duties or responsibilities or intentionally engaging in any activity that is in material conflict with or is materially adverse to the business interests of the Company, its affiliates or their respective businesses; (iv) gross negligence in the performance of his material employment-related duties or responsibilities; (v) breach of any material provision of this Agreement; or (vi) with respect to any Actions against or relating to the Company by any governmental, regulatory or self-regulatory agency or entity, or any Board approved Actions relating to the Company, Executive’s failure or refusal to cooperate with the Company, or at the Company’s request any governmental, regulatory or self-regulatory agency or entity, in providing information with respect to any act or omission in his capacity as an officer, director, executive, agent or fiduciary of the Company, or any affiliate thereof for which Executive has rendered service in such capacity (in the case of (iii), (iv), (v) and (vi) above, that is not cured by Executive within 30 days following receipt by Executive of written notice from the Company setting forth in reasonable detail the circumstances giving rise to such Cause). A termination for Cause shall include a determination by the Board no later than 45 days following the termination of the Employment Period that circumstances existed during the Employment Period that would have justified a termination for Cause. A termination of Executive by the Company shall not be a termination for Cause for purposes of this Agreement unless the determination to so terminate Executive’s employment is made by a resolution of the Board (excluding Executive) following a meeting convened upon not less than 10 days notice to Executive and at which Executive and his legal counsel, if any, shall have had a reasonable opportunity to be heard by the Board.

8.3 Termination by Executive. Executive may terminate his employment with or without Good Reason by providing at least 31 days advance written notice to the Company of such termination. For purposes of this Agreement, “Good Reason” means, during the Employment Period and without Executive’s written consent: (i) the Company’s requiring Executive’s primary place of business to be at a location which is neither in south Florida (Broward, Dade or Palm Beach counties) nor closer to Executive’s home residence (as of the Effective Date) than the Company’s current headquarters (as of the Effective Date); (ii) a material diminution of Executive’s duties and responsibilities, or the assignment of responsibilities that are materially inconsistent with his position and responsibilities hereunder; (iii) a reduction of Executive’s Base Salary, a reduction of the benefits made available to Executive as described herein (other than as a result of a change in an employee benefit plan applicable to all employees covered by such plan), or the elimination of Executive’s eligibility for a Bonus (it being agreed that the Board’s decision not to award a Bonus for any fiscal year as a result of Executive’s failure to achieve Annual Goals shall not constitute an elimination of Bonus eligibility); or (iv) a material breach by the Company of any other provision of this Agreement. Executive may only resign for Good Reason pursuant to Sections 8.3(ii), (iii) or (iv)

if the Company has not cured the asserted basis for such resignation within 30 days after its receipt from Executive of written notice setting forth in reasonable detail the circumstances giving rise to such resignation for Good Reason, provided, however, that if Executive fails to deliver such notice within thirty (30) days of the act or omission allegedly constituting Good Reason, Executive shall waive the right to resign for Good Reason in connection with such act or omission.

8.4 Termination Procedures. Any termination of Executive’s employment by the Company or by Executive shall be communicated to the other party by a notice of termination given in accordance with this Agreement. For purposes of this Agreement, a “notice of termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination under such provision; (iii) subject to this paragraph, specifies the date of termination (as defined below). For purposes of this Agreement, “date of termination” means: (a) if Executive’s employment is terminated by the Company other than for Cause or by reason of death or Disability, at least ten days from the delivery of the notice of termination; (b) if Executive’s employment is terminated for Cause or by reason of death or Disability, the date of death, Disability (as determined by the Board), or the date of the Board’s determination of Cause, in accordance with this Agreement,; or (c) if Executive’s employment is terminated by Executive for any reason, 31 days from the delivery of the notice of termination. With respect to a notice pursuant to Section 8.4(i) or (ii), the Company may elect to pay Executive (at the rate of his Base Salary then in effect) in lieu of part or all of such notice period preceding the date of termination.

8.5 Effect of Termination. Effective as of any date of termination or, if earlier, as of any date specified by the Company at or following the delivery of a notice of termination, Executive shall resign, in writing, from all Board memberships and all other positions held by him with the Company and its affiliates.

8.6 Obligations of the Company upon Termination.

(a) If Executive’s employment terminates during the Employment Period for the reasons specified below, the Company shall pay Executive (or his estate, beneficiary or legal representative) the following.

(1) If Executive’s employment terminates for any reason, the Company shall pay or provide: (x) any earned or accrued but unpaid Base Salary through the date of termination (including accrued and unused vacation time); (y) all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company (other than relating to severance) in which Executive was a participant during his employment with the Company in accordance with the terms thereof (including, without limitation, amounts deferred under deferred compensation and similar plans, if any); and (z) rights, if any, with respect to the warrants as set forth in the Warrant Award.

(2) If Executive’s employment terminates for any reason other than a termination of employment by the Company for Cause, the Company shall pay or provide, in addition to the amounts payable under subparagraph (a)(1) above, any accrued but unpaid Bonus with respect to any fiscal year prior to the fiscal year in which the termination occurs.

(3) If Executive’s employment ends as a result of death, a termination of employment by the Company by reason of Disability or without Cause, or a termination by Executive for Good Reason, the Company shall pay, in addition to the amounts payable under subparagraphs (a)(1) and (2) above, a pro rata Bonus for the fiscal year in which the date of termination occurs, based on the Board’s assessment of Executive’s achievement of Annual Goals through the date of termination. Any pro rata Bonus awarded pursuant to this Section 8.6(a)(3) shall be paid within two and a half months following the end of the fiscal year in which the date of termination occurs.

(b) If, during the Employment Period, the Company terminates Executive’s employment for a reason other than Cause, death or Disability, or if Executive terminates his employment for Good Reason, the Company shall, subject to Executive’s continued full performance of his obligations set forth in Section 6 hereof, in addition to the amounts payable under paragraph (a) above, pay to Executive (or his estate, beneficiary or legal representative) an amount equal to two times the sum of his annual Base Salary in effect as of the date of termination plus a Bonus calculated at 100% of Base Salary in effect as of the date of termination (the “Severance Payment”). The Severance Payment shall be paid in 24 equal monthly installments. The first six installments of the Severance Payment shall be paid on the first business day following the date that is six months from the date of termination, and each remaining payment shall be paid on the first business day of each month commencing with the seventh month following the month in which the termination date occurred. In addition, to the extent that Executive and Executive’s eligible spouse, dependents and beneficiaries continue to be eligible to participate in the Company’s medical or life insurance plans after the Employment Period ends, they shall continue to participate in those plans on the same basis as if Executive had remained employed by the Company (and subject to Executive’s making any required contributions to such plans) for a period of up to 24 months following the date of termination, provided, however: (i) for the first six months from the date of termination, Executive shall pay all such insurance premiums, and shall be reimbursed by the Company for such payments which are in excess of any required contributions within ten business days following the later of the day after the date that is six months from the date of termination or the date Executive submits to the Company proof of such premium payments which is acceptable to the Company; and (ii) any such continuing insurance coverage, or obligation to reimburse Executive for premium payments, shall cease on the date on which Executive becomes eligible to receive comparable benefits from a subsequent employer.

(c) Notwithstanding anything else contained herein to the contrary, if the aggregate of the payments to be made under this Agreement as a result of a Change of Control, either alone or together with other payments to which Executive is entitled from the Company, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), such aggregate payments shall be reduced to the largest amount that can be received by Executive without incurring an excise tax under Section 4999(a) of the Code; provided, however, that such reduction shall occur only if the after-tax value of the payments to Executive calculated with the foregoing reduction exceed the after-tax value of the payments to Executive without the foregoing reduction. The determination of any reduction in payments hereunder pursuant to the foregoing provisions shall be made in good faith by the Board, or, in the sole discretion of the Board, by a nationally recognized accounting firm, after the Company provides material information for this purpose to and consults with Executive. Such determination shall be conclusive and binding on Executive

9. Notice. Any notice required or permitted hereunder shall be in writing and shall be deemed sufficient when given by hand or by nationally recognized overnight courier or by express mail, postage prepaid, return receipt requested, and addressed, (i) if to the Company, to DHB Industries, Inc., 2102 S.W. 2nd Street, Pompano Beach, FL 33069 Attn: Chair of the Board of Directors, with a copy delivered to the same address, Attn: General Counsel, and (ii) if to Executive, to DHB Industries, Inc., 2102 S.W. 2nd Street, Pompano Beach, FL 33069 Attn: Chief Executive Officer (or to such other addresses as may be provided by either party by notice). Notice shall be effective two (2) days after it is sent by any overnight courier or express mail, or immediately if delivered by hand.

10. Miscellaneous. This Agreement constitutes the entire agreement between the parties concerning the subjects hereof and supersedes any and all prior agreements, term sheets or understandings. This Agreement may not be assigned by Executive, and may not be assigned by the Company except in connection with a sale of substantially all of the assets or stock of the Company and shall be binding upon, and inure to the benefit of, the Company’s successors and assigns. As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

11. Amendment. This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

12. Severability. The provisions of this Agreement are severable. The invalidity of any provision shall not affect the validity of any other provision, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Resolution of Disputes; Enforcement. Any controversy or claim seeking equitable relief pursuant to this Agreement, all controversies and claims arising under or in connection with this Agreement or relating to the interpretation, breach or enforcement hereof, and all other disputes between the parties in connection with the employment of Executive, including without limitation any statutory employment discrimination, compensation, benefits or retaliation claims, shall be decided by final and binding arbitration, to be held in Broward County, Florida (or such other location as the Company and Executive shall agree) before a neutral arbitrator selected by Executive and the Company, and this shall be the sole and exclusive manner in which to resolve such controversy or claim hereunder (other than a claim for interim injunctive relief that may be sought by either party). The arbitration shall be conducted in accordance with the Employment Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) in effect at the time of the arbitration. If the parties are not able to agree upon a neutral arbitrator, then an arbitrator shall be selected in accordance with the rules and procedures of the AAA. Each party hereto shall bear its own costs and expenses in connection with any proceeding hereunder, provided that the arbitrator shall be entitled to award to the prevailing party reimbursement of its reasonable legal costs and expenses (including with respect to the arbitrator and the AAA). Any proceeding to obtain interim injunctive relief, to compel arbitration, or to enforce an arbitration award shall be brought in a United States District Court, or any Florida court, with jurisdiction over such proceeding, located in Broward County, Florida.

14. Survivorship. The provisions of Sections 5, 6 and 7 of this Agreement shall survive Executive’s termination of employment for any reason. Other provisions of this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of each party’s respective rights and obligations.

15. Withholding. All amounts required to be paid by the Company shall be subject to reduction in order to comply with applicable federal, state and local tax withholding requirements.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

17. Definition of Terms. The term “affiliate,” when used in this Agreement with respect to any person, means any other person that, directly or indirectly, controls, is controlled by or is under common control with the first person. The term “person,” when used in this Agreement, means any natural person or entity with legal status.

18. Governing Law. This Agreement shall in all respects be construed under, and governed by, the internal laws of the State of Florida, without regard to principles of conflict of laws of such state, except that the Federal Arbitration Act shall, to the extent applicable, govern the parties’ rights and obligations with respect to Section 13 of this Agreement.

19. Captions. All captions are provided for convenience, do not form a part of this Agreement, and are not admissible for purposes of construction.

IN WITNESS WHEREOF, this Agreement is entered into on March 29, 2007.

DHB INDUSTRIES INC.

By:
Title:

Larry R. Ellis

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